Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2005 (except for Note 17(a), as to which the date is March 31, 2005), with respect to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc., included in the Registration Statement (Form SB-2 No. 333-000000) and related Prospectus of Cyberkinetics Neurotechnology Systems, Inc. to be filed on or about October 19, 2005 for the registration of 25,349,250 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
October 17, 2005